Exhibit 4.10
[Board of Advisors]
                             Lifestyle Technologies
                          5970 Fairview Road, Suite 650
                         Charlotte, North Carolina 28210

                                   May 3, 2001
Dear Mr. Deutsch:

          We are pleased you have agreed to participate in our growth as a member of the Board of Advisors of LST, Inc. d/b/a Lifestyle Technologies (Lifestyle). Although we may have already discussed this relationship, we thought it might be useful to review some of the particulars of our relationship, including how you will be compensated for your services.

          We would expect you to use your best efforts attend a formal meeting of the Board of Advisors at least once every two months, and to meet individually with the management team at least once a month. The exact dates and times of these meetings will be mutually agreed upon by you and us. We may also ask you to attend special meetings of the Board of Advisors from time to time. In addition to sharing your experience and insight, and consulting and implementation with respect to franchising matters, we expect members of our Board of Advisors to provide contacts to potential investors and strategic partners. We will reimburse you for all reasonable and documented travel expenses related to these meetings and other services you provide to us, which expenses in excess of $500 are approved in advance in writing by us.

          In consideration for these services and for being a member of our Board of Advisors, our parent company, eResource Capital Group, Inc.
     (eRCG), will, subject to eRCG Board of Directors' approval, issue to you 50,000 shares of common stock of eRCG (the "Shares"), such issuance to occur promptly upon the completion and filing of a franchise offering circular (the "Offering Circular") for use in selling franchises in those states within the United States that we request and all other actions necessary or appropriate for us to embark on a national franchising program. Your role will be managing and consulting with Lifestyle Technologies' staff on this project and assisting legal counsel in preparing the Offering Circular. All legal and filing expenses will be paid directly by Lifestyle Technologies. The offering circular must include a form of franchise agreement and other franchise-related documents that applicable law (federal and state) mandate must be issued to prospective franchisees in connection with our sale of franchises. Once issued, the Shares will not be subject to forfeiture, however, the Shares will be subject to restrictions on transfer until such time as a registration statement covering the Shares is effective. Consistent with our discussions, eRCG will undertake to cause, at its sole cost and expense, a registration statement to be filed within six months of the issuance of the Shares. If the issuance of the Shares is not approved by the Board of Directors of eRCG, then we will pay you cash in the amount equal to the value of the Shares based on the closing price of eRCG common stock on the date the Shares would have been issued had such issuance been approved.

          In addition to the Shares, you will receive additional consideration in the form of: (i) subject to eRCG Board of Directors' approval, the grant of a warrant (the "Warrant"), expiring four years from the date of grant, to purchase 100,000 shares of eRCG common stock at an exercise price per share equal to the closing price of eRCG common stock as of the date of grant. Such Warrant shares shall vest quarterly in equal amounts of 12,500 over a two year period should you remain in continuous service as a member of our Board of Advisors. In the event of termination of your service as member of the Board of Advisors for any or no reason, the vested and unexercised portion of the Warrant shall be forfeited if not exercised within six months after the date of termination; and (ii) a fee equal to 3% of all the revenues we collect, from, by or through the independent franchises which are established within our national franchise system while you are actively consulting for us and a member of our Board of Advisors including, without limitation, initial franchise fees, royalty fees and fees, charges, rebates or other monies received from our suppliers, vendors or third parties to whom our franchisees do business in connection with the operation of their franchises, exclusive of applicable taxes (the "Fee"). We will pay the Fee to you on a quarterly basis within forty-five (45) days after the end of each applicable quarter. The Fee will be paid to you during the period you are providing franchise services for us and a member of our Board of Advisors and for a period of the later of (i) one year from the date of termination of your services and (ii) May 3, 2003; provided, however, Fees will not be paid to you beyond the period you are providing franchise services for us and a member of our Board of Advisors in the event your services are terminated because you (i) misappropriated, stole or embezzled funds or property from us or our affiliates, (ii) committed an act of deceit, fraud, dereliction of duty, or misconduct having an adverse effect upon us or our affiliates, (iii) disclosed our confidential information or trade secrets, (iv) have been convicted of either a felony or a crime causing harm to our reputation or entered a plea of no contest or plea to any lesser charge predicated on the same underlying conduct, (v) engaged in competitive behavior against us or our affiliates, purposely aided a competitor of ours or our affiliates, or misappropriated or aided in misappropriating a material opportunity of

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      ours or our  affiliates,  (vi)  failed,  after  written  notice  and a reasonable opportunity to cure, to comply with the reasonable written directives of our Board of Directors, (vii) failed to comply in any material respect with the terms hereof or (viii) habitually use alcohol or other substances.

          This will also confirm that neither one of us has the ability to bind the other legally and that only we shall have the right to select our franchisees. Each party agrees that all representations made by the party to a prospective franchisee shall be factual and will be consistent with the Offering Circular.

          You understand that the Offering Circular and any other materials and information created pursuant hereto are our sole and exclusive property and your performance hereunder shall not create any right, title or interest in our property. You acknowledge that to perform your services hereunder, it will be necessary for us to disclose to you certain data, information, processes, procedures, documents and trade secrets that are commercially valuable to us and not generally known in the industry ("Confidential
     Information") and that have been developed by us at great expense and effort. You agree not to disclose, transfer, use, copy or allow access to any such Confidential Information to any third party, not to use the Confidential Information for any purpose or in any manner whatsoever (including, without limitation, for your own use or together with others in any manner that is competitive with, or adverse to, us) other than as set forth herein and to treat such information in a confidential manner. Upon termination of your service as a member of our Board of Advisors, you will promptly return to us all material containing Confidential Information, including copies thereof and notes relating thereto.

          The relationship between us will be one of principal and independent contractor and neither party shall have the authority to create any obligation or make any representation on behalf of the other party. Each party agrees to defend, indemnify and hold harmless the other party and its affiliates from any and all damages, losses, demands, claims, actions and liabilities, including reasonable attorneys' fees and costs, incurred by the other party resulting from such party's actions or omissions.
          We recognize that your needs and ours may change in the future. Accordingly, either of us may terminate this relationship by giving 30 days' written notice to the other. Notwithstanding the termination of our relationship, the termination will not relieve either party of any liability accrued prior to the termination date, and the provisions of this letter agreement which one would reasonably expect to survive such termination, including our obligation to pay the Fee and your obligations with respect to Confidential Information as detailed above, will continue in effect according to its terms.

          We agree that you may conduct an audit of our relevant business records in order to verify the Fee being paid to you, provided such audit is done upon reasonable prior notice to us and the audit is conducted during business hours without unduly interfering with our business operations.

          To confirm your interest in serving on the Board of Advisors, please sign in the space below and return an original by mail to the attention of Glenn Barrett at the above address. We thank you for your interest and look forward to working with you.
                                   Sincerely,

                                   Lifestyle Technologies, Inc.

                                   By: --------------------------
                                   Glenn I. Barrett, Jr., President

    SOLELY WITH RESPECT THE ISSUANCE OF THE SHARES AND THE WARRANT:
                                   eResource Capital Group, Inc.

                                   By:----------------------------
                                   Michael D. Pruitt, CEO
ACKNOWLEDGED, AGREED AND ACCEPTED:

-----------------------------------
(Signature)
Name (print):     David Deutsch

Address: ----------------------------------

Telephone:---------------------------------